AETNA GROWTH FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of Aetna
	Investment Advisers Fund, Inc. ("the Fund") was held on July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

		      AFFIRMATIVE VOTES          NEGATIVE VOTES
Morton Ehrlich          2,748,293.219              4,135.648
Maria T. Fighetti       2,748,543.017              3,885.850
David L. Grove          2,748,543.017              3,885.850
Timothy A. Holt         2,747,983.979              4,444.888
Daniel P. Kearney       2,745,326.097              7,102.770
Sidney Koch             2,748,293.219              4,135.648
Shaun P. Mathews        2,747,705.940              4,722.927
Corine T. Norgaard      2,748,435.678              3,993.189
Richard G. Scheide      2,748,293.219              4,135.648


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and
    Aetna's affiliate, Aeltus Investment Management, Inc.

			AFFIRMATIVE VOTES         NEGATIVE VOTES
			  2,733,120.780             6,337.413


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES         NEGATIVE VOTES
			  2,735,587.821             6,337.413







EX99.201